Exhibit 99.1

News Release

Epsilon Energy LTD. Announces Quarterly Dividend And Borrowing Base Redetermination

Houston, Texas – June 1, 2026 – Epsilon Energy Ltd. (“Epsilon” or the “Company”) (NASDAQ: EPSN) today announced that its Board of Directors has declared a dividend of $0.0625 per share of common stock (annualized $0.25/sh) to the stock holders of record at the close of business on June 15, 2026, payable on June 30, 2026. All dividends paid by the Company are “eligible dividends” as defined in subsection 89(1) of the Income Tax Act (Canada), unless indicated otherwise.

The Company also announced the results of a borrowing base redetermination on the Company’s senior secured revolving credit facility (the “Credit Facility”), dated October 8, 2025, with Frost Bank and Texas Capital Bank (“Lenders”). Effective on May 29, 2026, the Lenders redetermined the borrowing base at $90 million and increased commitments to $90 million. The next redetermination is scheduled for the fourth quarter of 2026. There is currently $40.5 million outstanding on the Credit Facility.

About Epsilon

Epsilon Energy Ltd. is a North American onshore natural gas and oil production and gathering company with assets across the Marcellus, Powder River, Permian, Western Canadian Sedimentary, and Anadarko basins.

Contact Information:

281-670-0002

Jason Stabell
Chief Executive Officer
Jason.Stabell@EpsilonEnergyLTD.com

Andrew Williamson
Chief Financial Officer
Andrew.Williamson@EpsilonEnergyLTD.com